Exhibit 12.2


                                 USX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      TOTAL ENTERPRISE BASIS - (Unaudited)
                              CONTINUING OPERATIONS
                -------------------------------------------------
                              (Dollars in Millions)

                             Nine Months
                                Ended       Year Ended December 31
                             September 30--------------------------------
                             2001  2000  2000  1999   1998 1997  1996
                             ----  ----  ----  ----  ----- ----  ----
Portion of rentals
  representing interest       $71   $74  $100   $95   $105  $82   $78
Capitalized interest           20    12    19    26     46   31    11
Other interest and fixed
  charges                     213   281   375   365    318  352   428
                             ----  ----  ----  ----   ---- ---- -----
Total fixed charges (A)      $304  $367  $494  $486   $469 $465  $517
                             ====  ====  ====  ====   ==== ====  ====
Earnings-pretax income
  with applicable
  adjustments (B)           $2665 $2483 $1920 $2098  $1671$1761 $1887
                             ====  ====  ====  ====   ==== ====  ====
Ratio of (B) to (A)          8.77  6.77  3.89  4.32   3.56 3.79  3.65
                             ====  ====  ====  ====   ==== ====  ====